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                                                                 EXHIBIT 16.2




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March 21, 1995



Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for Nash-Finch Company and, under the date of March 3, 1995, we reported on the consolidated financial statements of Nash-Finch Company and subsidiaries as of and for the years ended December 31, 1994 and 1993, which financial statements have not yet been incorporated in the Annual Report on Form 10-K to be filed by the Company. We have been informed that upon completion of our audit, which will include reading the Annual Report on Form 10-K for the year ended December 31, 1994, our appointment as principal accountants will be terminated. We have read Nash-Finch Company's statements included under Item 4(a) of its Amendment No. 2 to Form 8-K/A dated March 21, 1995, and we agree with such statements, except that we are not in a position to agree or disagree with Nash-Finch Company's statements that the change was approved by the board of directors in Item 4(a)(iii).

Very truly yours,

/s/  KPMG Peat Marwick LLP